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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  A.     Name:

                               LINCOLN NEW YORK SEPARATE ACCOUNT T
                               FOR VARIABLE ANNUITIES
                               (SEI Select Variable Annuity)

                  B.     Address of Principal Business Office
                         (No. & Street, City, State, Zip Code):

                               100 Madison Street, Suite 1860
                               Syracuse, NY 13202

                  C.     Telephone Number (including area code):

                               1-888-223-1860

                  D.     Name and Address of Agent for Service of Process:

                               Robert O. Sheppard, Esq.
                               Lincoln Life & Annuity Company of New York
                               100 Madison Street, Suite 1860
                               Syracuse, NY 13202

                         Copies to:

                               Brian Burke
                               The Lincoln National Life Insurance Company
                               1300 S. Clinton Street
                               Fort Wayne, IN 46802

                  E.     Check Appropriate Box:

                         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                         Yes   x                    No

                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Fort Wayne and State of Indiana on this 22nd day of February, 2002.

                                        LINCOLN NEW YORK SEPARATE ACCOUNT T
                                        FOR VARIABLE ANNUITIES
                                        (SEI SELECT VARIABLE ANNUITY)


                                        By:  /s/ Samuel S. Parkison
                                           --------------------------------
                                           Samuel S. Parkison
                                           Second Vice President


Attest:


/s/ Steven M. Kluever
--------------------------------
    Steven M. Kluever
    Second Vice President